Exhibit 99.1

GenCorp Reports 2006 Fourth Quarter and Annual Results

SACRAMENTO, Calif. – January 22, 2007 – GenCorp Inc. (NYSE: GY) today reported results for the fourth quarter and fiscal year ended November 30, 2006.

Sales for the fourth quarter 2006 totaled $167.3 million compared with $204.8 million for the fourth quarter of 2005.  For the full year, sales in 2006 were $621.1 compared with $622.4 in 2005.  Underlying these results is a profitable and growing Aerospace and Defense segment.  The Company realized profitable growth in numerous products areas, including missile defense, tactical motors, satellite and spacecraft propulsion, and NASA space exploration.  Revenues declined due to combined lower sales on the Atlas V® and Titan programs of over $65 million.

The Company’s income from continuing operations before cumulative effect of changes in accounting principles was $0.3 million ($0.00 per share) for the fourth quarter 2006, and a loss from continuing operations before cumulative effect of changes in accounting principles of $39.0 million ($0.70 per share) for 2006.  The full year loss included a provision of $9.2 million associated with the Company’s review of environmental reserves and estimated future recoveries from the U.S. government and other third parties, and an $8.5 million charge for settlement of environmental toxic tort cases.

In 2005, the Company’s loss from continuing operations was $175.5 million ($3.19 per share) for the fourth quarter and $206.4 million ($3.78 per share) for the full year. Results for the fourth quarter of 2005 included a $169.4 million write-down of inventory on the Atlas V program, and a $29.1 million charge for the Olin litigation. Also included in full year 2005 results was a net charge for resolution of additional legacy litigation matters, recapitalization costs, and other settlements, offset by a $29.3 million tax benefit for the carryback of losses resulting in refunds of previously paid taxes.

“Aerojet’s year was marked by substantial growth in most product areas, strategically important new contract wins, and improved cash flow. We expect this momentum, along with higher Titan program volume, will result in further revenue growth in 2007,” said Terry Hall, chairman, president and chief executive officer.

“Our Real Estate segment continues to progress toward the entitlement of our Sacramento land. On December 8, 2006, we achieved a significant milestone on our Rio Del Oro project with the publication by the U.S. Army Corps of Engineers and by the City of Rancho Cordova, California of the Draft Environmental Impact Statement (EIS) and the Draft Environmental Impact Report (EIR), respectively.  Even in the face of slowing national housing markets, we have reason to remain optimistic about the long-term value of our land.  It is in a highly desirable location within the growing Sacramento area and the region still enjoys a favorable demographic forecast,” concluded Hall.

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Operations Review

Aerospace and Defense Segment

Sales

Sales for fourth quarter 2006 were $165.7 million compared to $203.2 million for the fourth quarter 2005.  Fourth quarter 2005 sales included combined Atlas V and Titan sales of $80.0 million compared to $14.5 million in 2006.  For 2006, sales totaled $614.6 million compared to $615.8 million for 2005.  Revenue growth in missile defense, tactical motors, and space propulsion programs was offset by volume declines in the Atlas V ($30.1 million) and Titan ($35.7 million) programs.

Segment Performance

Segment performance for fourth quarter 2006 was $13.3 million compared to a loss of $150.0 million for the fourth quarter 2005.  Excluding the effect of environmental remediation provision adjustments, retirement benefit plan expense, and unusual items, fourth quarter 2006 segment performance was $21.9 million (13.2% of sales) compared to a loss of $151.3 million for the fourth quarter 2005.  The 2005 fourth quarter loss included a $169.4 million Atlas V inventory write-down.

Segment performance for 2006 was $10.5 million compared to a loss of $137.5 million for 2005. Excluding the effect of environmental remediation provision adjustments, retirement benefit plan expense, and unusual items, 2006 segment performance was $61.2 million (10.0% of sales) compared to a loss of $109.2 million for 2005.  The 2005 loss included a $169.4 million Atlas V inventory write-down.

Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

Sales Outlook

Overall, sales are anticipated to grow in 2007, with new awards in space exploration and solid booster motors for missile defense and tactical missiles leading the way.  For 2007, sales on the Atlas V contract are expected to remain at 2006 levels, with Titan sales rebounding in 2007 as final close-out activities are conducted.

Contracts and Backlog

Aerojet continued to strengthen its portfolio of Space and Defense programs, which included these significant contract and technology wins:

•	award of propulsion systems contracts for NASA’s Orion and Commercial Orbital Transportation System programs; and
•	award of a new liquid engine technology demonstration program for military launch systems for an approximate value of $109 million over nine years beginning in 2007.

As of November 30, 2006, contract backlog was $718 million compared to $696 million as of November 30, 2005.  Funded backlog, which includes only the amount for which money has been directly authorized by the U.S. Congress, or for which a purchase order has been received from a commercial customer, was $565 million as of November 30, 2006, compared to funded backlog of $498 million as of November 30, 2005.  Overall growth in backlog reflects increased funding in solid booster motors for missile defense and tactical missiles, partially offset by Atlas motor deliveries on the Company’s restructured contract.

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Real Estate Segment

Sales for 2006 and 2005 were $6.5 million and $6.6 million, respectively, primarily from rental income.  Segment performance was $2.3 million for 2006 compared to $3.9 million for 2005. Sales were $1.6 million for both the fourth quarter 2006 and 2005. Segment performance was $0.2 million in the fourth quarter 2006 compared to $1.0 million in the fourth quarter 2005.  The decrease in segment performance was driven primarily by additional expenditures, including costs associated with the exploration of potential real estate joint ventures with third parties.

The Company continues to work aggressively with the City of Rancho Cordova on the Rio Del Oro (2,716 acres) and Westborough (1,654 acres) projects and with the County of Sacramento on the Glenborough and Easton Place projects (1,385 acres) in order to receive entitlements. Wetlands mitigation, endangered species, water and traffic are key issues on all the projects.  The federal permitting processes for wetland mitigation and endangered species with the U.S. Army Corps of Engineers and the U.S. Fish and Wildlife Service are among the longest and most uncertain parts of the entitlement process. The Company remains confident that entitlements will be granted for its projects, but it cannot predict how quickly the entitlements will be granted.  Currently, the project status for each is proceeding as follows:

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The draft EIS and the draft EIR for the Rio Del Oro project was released for public review on December 8, 2006.  The comment period ends in early February 2007.  Typically, it takes about nine to twelve months from the release date to obtain final zoning approval.

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Sacramento County continues working on the draft EIR for the Glenborough and Easton Place project. The anticipated completion of the administrative draft of the EIR is still expected in mid to late 2007.

•	The City of Rancho Cordova has contracted with an environmental firm to commence working on the Westborough EIR.

Additional Information

Corporate and other expenses decreased to $4.0 million for the fourth quarter 2006 compared to $4.9 million for the fourth quarter 2005.   Corporate and other expenses increased to $20.6 million in 2006 from $17.7 million in 2005.   The increase in 2006 compared to 2005 is primarily due to higher expenses related to the election of the Company’s directors and a $1.8 million charge primarily for the Company’s estimated share of future remediation costs, following a July 2006 ruling in a lawsuit with Olin Corporation.

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Total debt increased to $462.4 million at November 30, 2006 from $443.9 million at November 30, 2005.  The cash balance, including restricted cash, at November 30, 2006 was $81.0 million compared to $91.7 million at November 30, 2005.  Total debt less cash increased from $352.2 million at November 30, 2005 to $381.4 million as of November 30, 2006.   The $29.2 million increase in total debt less cash represents cash usage for interest payments, legacy business matters, payment of liabilities accrued as of November 30, 2005 related to the sale of the Fine Chemicals business, partially offset by a tax refund and cash generated by the Aerospace and Defense segment.  As of November 30, 2006, the Company had $70.5 million outstanding letters of credit issued under the $80.0 million letter of credit subfacility.  As of November 30, 2006, the Company’s $80.0 million revolving credit facility was unused.

Retirement benefit plan expense, which is mostly non-cash, decreased to $43.5 million in 2006 compared to $47.8 million in 2005. Retirement benefit plan expense decreased to $10.9 million in fourth quarter 2006 compared to $12.0 million in fourth quarter 2005. Retirement benefit plan expense is expected to decrease to approximately $21 million in 2007 due to an increase in the discount rate used to determine benefit obligations and a reduction in the impact of amortizing prior years’ actuarial losses.

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	cancellation or material modification of one or more significant contracts;
•	future reductions or changes in U.S. government spending;
•	failure to comply with regulations applicable to contracts with the U.S. government;
•	significant competition and the Company’s inability to adapt to rapid technological changes;
•	product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company’s fixed-price contracts;

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•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
•	requirements to provide guarantees and/or letters of credit to financially assure the Company’s environmental obligations;
•	environmental claims related to the Company’s current and former businesses and operations;
•	the release or explosion of dangerous materials used in the Company’s businesses;
•	reduction in airbag propellant volume;
•	disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;
•	changes in economic and other conditions in the Sacramento metropolitan area, California real estate market or changes in interest rates affecting real estate values in that market;
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the Company’s limited experience in real estate activities and the ability to execute its real estate business plan, including the Company’s ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•

the Company’s property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company’s plans, with much of the Company’s property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

•	the cost of servicing the Company’s debt and compliance with financial and other covenants;
•	the results of significant litigation;
•	costs and time commitment related to acquisition activities;
•	additional costs related to the Company’s recent divestitures;
•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
•	fluctuations in sales levels causing the Company’s quarterly operating results to fluctuate;
•	effects of changes in discount rates and returns on plan assets of defined benefit pension plans that may require the Company to increase its shareholders’ deficit;
•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
•	failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; and
•	those risks detailed from time to time in the Company’s reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

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Contact information:

Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications  916.351.8650

(Tables to follow)

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Consolidated Statements of Operations
GenCorp Inc.

	Three Months Ended		Year Ended

(Dollars in millions, except per-share amounts)	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

	(Unaudited)
Net Sales	$167.3	$204.8	$621.1	$622.4
Costs and Expenses
Cost of products sold	146.9	357.5	565.0	737.3
Selling, general and administrative	7.0	6.8	28.8	29.5
Depreciation and amortization	7.2	7.2	27.2	28.4
Interest expense	7.3	4.7	27.2	23.6
Other expense (income), net	(1.1)	2.5	8.1	1.9
Unusual items
Loss on repayment of debt	—	—	—	18.1
Legal settlements and estimated loss on legal matters	—	29.1	8.5	31.1
Gain on settlements and recoveries	—	(11.8)	—	(11.8)

Loss from continuing operations before income taxes and cumulative effect of changes in accounting principles	—	(191.2)	(43.7)	(235.7)
Income tax benefit	(0.3)	(15.7)	(4.7)	(29.3)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	0.3	(175.5)	(39.0)	(206.4)
Income (loss) from discontinued operations, net of income taxes	(1.2)	0.8	2.4	(23.6)

Loss before cumulative effect of changes in accounting principles	(0.9)	(174.7)	(36.6)	(230.0)
Cumulative effect of changes in accounting principles, net of income taxes	(1.2)	—	(1.9)	—

Net Loss	$(2.1)	$(174.7)	$(38.5)	$(230.0)

Income (Loss) Per Share of Common Stock
Basic and Diluted:
Loss per share from continuing operations before cumulative effect of changes in accounting principles	$—	$(3.19)	$(0.70)	$(3.78)
Income (loss) per share from discontinued operations, net of income taxes	(0.02)	0.01	0.04	(0.43)
Loss per share from cumulative effect of changes in accounting principles, net of income taxes	(0.02)	—	(0.03)	—

Net loss per share	$(0.04)	$(3.18)	$(0.69)	$(4.21)

Weighted average shares of common stock outstanding	55.7	54.9	55.4	54.6

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Operating Segment Information
GenCorp Inc.

	Three Months Ended		Year Ended

(Dollars in millions)	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

	(Unaudited)
Net Sales:
Aerospace and Defense	$165.7	$203.2	$614.6	$615.8
Real Estate	1.6	1.6	6.5	6.6

Total Net Sales	$167.3	$204.8	$621.1	$622.4

Segment Performance:
Aerospace and Defense
Segment performance before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items	$21.9	$(151.3)	$61.2	$(109.2)
Environmental remediation provision adjustments	0.1	(2.0)	(7.4)	(3.9)
Retirement benefit plan expense	(8.7)	(8.5)	(34.8)	(34.2)
Unusual Items	—	11.8	(8.5)	9.8

Aerospace and Defense	13.3	(150.0)	10.5	(137.5)
Real Estate	0.2	1.0	2.3	3.9

Total Segment Performance – Income (Loss)	$13.5	$(149.0)	$12.8	$(133.6)

	Three Months Ended		Year Ended

(Dollars in millions)	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

	(Unaudited)
Reconciliation of segment performance to loss from continuing operations before income taxes and cumulative effect of changes in accounting principles:
Segment Performance – income (loss)	$13.5	$(149.0)	$12.8	$(133.6)
Interest expense	(7.3)	(4.7)	(27.2)	(23.6)
Corporate and other expenses	(4.0)	(4.9)	(20.6)	(17.7)
Corporate retirement benefit plan expense	(2.2)	(3.5)	(8.7)	(13.6)
Corporate unusual items	—	(29.1)	—	(47.2)

Loss from continuing operations before income taxes and cumulative effect of changes in accounting principles	$—	$(191.2)	$(43.7)	$(235.7)

     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance.  Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, commercial legacy income and expenses, provisions for unusual items not related to the operations, interest expense, cumulative effect of changes in accounting principles, and income taxes.  The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.  Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the financial performance of its segments.

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Condensed Consolidated Balance Sheets
GenCorp Inc.

(Dollars in millions)	November 30, 2006	November 30, 2005

Current Assets
Cash and cash equivalents	$61.2	$91.7
Restricted cash	19.8	—
Accounts receivable	71.1	82.1
Inventories	69.5	57.1
Recoverable from U.S. government and other third parties for environmental remediation costs and other	37.6	24.6
Prepaid expenses and other	23.5	24.7
Assets of discontinued operations	0.5	1.3

Total Current Assets	283.2	281.5
Noncurrent Assets
Property, plant and equipment, net	136.8	140.0
Recoverable from U.S. government and other third parties for environmental remediation costs and other	177.0	171.4
Prepaid pension asset	187.3	233.2
Goodwill	101.3	102.0
Intangible assets	24.6	26.8
Other noncurrent assets, net	111.2	102.5

Total Noncurrent Assets	738.2	775.9

Total Assets	$1,021.4	$1,057.4

Liabilities and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$21.3	$1.4
Accounts payable	32.6	57.1
Reserves for environmental remediation costs	55.6	51.7
Income taxes payable	12.2	5.9
Postretirement medical and life benefits	9.7	11.9
Advanced payments on contracts	57.1	44.8
Other current liabilities	88.9	97.7
Liabilities of discontinued operations	1.8	1.9

Total Current Liabilities	279.2	272.4
Noncurrent Liabilities
Convertible subordinated notes	271.4	291.2
Senior subordinated notes	97.5	97.5
Other long-term debt	72.2	53.8
Reserves for environmental remediation costs	210.4	216.3
Postretirement medical and life benefits	127.1	137.9
Other noncurrent liabilities	59.6	61.0

Total Noncurrent Liabilities	838.2	857.7

Total Liabilities	1,117.4	1,130.1
Total Shareholders’ Deficit	(96.0)	(72.7)

Total Liabilities and Shareholders’ Deficit	$1,021.4	$1,057.4

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